Exhibit 99.1

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION REGRETFULLY ANNOUNCES THE PASSING

OF ONE OF ITS DIRECTORS

MINNEAPOLIS, Minn. (December 1, 2009) — Northern Technologies International Corporation (NASDAQ: NTIC) today announced the passing of Mark M Mayers on November 30th after a valiant battle with cancer.  Mr. Mayers had been a director of NTIC since November 2004.

G. Patrick Lynch, President and Chief Executive Officer of NTIC said, “It is a very sad time at NTIC. Mark had a very special impact on the Company and all of its employees.  He will be deeply missed.”

As a result of Mr. Mayers death on November 30, 2009, NTIC received a written notification from the staff at The NASDAQ Stock Market (“Nasdaq”) that since Mr. Mayers was an independent director, NTIC’s Board of Directors is no longer comprised of a majority of independent directors as required by Nasdaq Listing Rule 5605.  NTIC currently has eight directors, only four of which qualify as independent directors.  In accordance with Nasdaq Listing Rule 5605(b)(1)(A), NTIC has a “cure period” of until the earlier of its next annual meeting of stockholders or November 30, 2010 to regain compliance with rule; provided, however, that if the annual stockholders meeting occurs no later than 180 days following the event that caused the failure to comply with the requirement, NTIC instead has 180 days from such event, or until June 1, 2010, to regain compliance.  NTIC’s next annual meeting of stockholders is currently scheduled to be held on January 28, 2010.

Mr. Mayers served on NTIC’s Audit Committee and Compensation Committee.  The Board of Directors recently appointed Soo-Keong Koh, an existing independent director, to serve on NTIC’s Audit Committee and Pierre Chenu to serve on NTIC’s Compensation Committee.

NTIC’s Board of Directors also has a Nominating and Corporate Governance Committee, consisting of all independent directors, which is in the process of evaluating potential candidates and expects to appoint a new independent director prior to the expiration of the cure period to fill the vacancy on the Board of Directors.

About Northern Technologies International Corporation

Northern Technologies International Corporation develops and markets proprietary environmentally beneficial products and technical services either directly or via a network of joint ventures and independent distributors in over 50 countries.  NTIC’s primary business is corrosion prevention. NTIC has been selling its proprietary ZERUST® and EXCOR® rust and corrosion inhibiting products and services to the automotive, electronics, electrical, mechanical, military and retail consumer markets, for over 30 years. NTIC also offers worldwide on-site technical consulting for rust and corrosion issues.  NTIC’s technical service consultants work directly with the end users of NTIC’s products to analyze their specific needs and develop systems to meet their technical requirements. In addition, in fiscal 2008 NTIC launched a new product line of compounds and finished products based on a portfolio of proprietary bio-plastic technologies under the Natur- Tec™ brand.  NTIC also is in the advanced stages of commercially launching plastic waste to fuel conversion technology and is in various stages of development with respect to several other emerging businesses.

Forward-Looking Statements

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such can be identified by words such as “expect,” “anticipate,” “estimate,” “will,” “would,” or words of similar meaning and any other statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of NTIC’s management and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied.  Such potential risks and uncertainties include, but are not limited to, in no particular order: NTIC’s ability to find and appoint a new independent director prior to the expiration of the Nasdaq cure period; NTIC’s dependence on the success of its joint ventures and technical fees and dividend distributions that NTIC receives from them; NTIC’s relationships with its joint ventures and its ability to maintain those relationships; risks associated with NTIC’s international operations; exposure to fluctuations in foreign currency exchange rates; the current financial crises affecting the U.S. and worldwide banking system and financial markets; contraction of the U.S. and worldwide economies, including in particular the U.S. automotive industry; the level of growth in NTIC’s markets; NTIC’s investments in research and development efforts; acceptance of existing and new products; increased competition; the success of NTIC’s emerging businesses; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters, NTIC’s reliance on its intellectual property rights and the absence of infringement of the intellectual property rights of others, the ability of NTIC’s lender to declare outstanding indebtedness immediately due and payable and current and potential litigation. More detailed information on these and additional factors which could affect NTIC’s operating and financial results is described in the company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K. NTIC urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, NTIC undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.